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Exhibit 10.108

PERFORMANCE AND RETENTION INCENTIVE AGREEMENT

        This agreement ("Agreement") is entered into effective as of August 1, 2002, by and between Thomas R. McDaniel, an individual ("TRM"), and Edison Mission Energy, a Delaware corporation ("EME").

RECITALS

        A.    TRM has recently commenced duties as Chief Executive Officer of EME while continuing his responsibilities as Chief Executive Officer of Edison Capital ("EC"), and EME recognizes that TRM has been asked to assume a highly unusual and particularly demanding role in a challenging period for both companies.

        B.    EME is facing critical business challenges over a multi-year period and it is in the best interest of EME to provide TRM with incentives that will encourage his retention through that period and achievement of EME corporate goals and objectives.

AGREEMENT

        NOW, THEREFORE, in consideration of TRM's valuable services to EME and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Purpose. In lieu of TRM's participation in the Executive Incentive Compensation Plan during the Performance Period, this Agreement establishes a performance and retention incentive for TRM as hereinafter described.

        2.    Definitions. When capitalized herein, the following terms are defined as indicated:

        "Board" means the Board of Directors of EME.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Committee" means the Edison International Compensation and Executive Personnel Committee.

        "EIX" means Edison International.

        "EIX Company" means a corporation 100% of the voting common stock of which is owned (directly or indirectly) by EIX.

        "Executive Payroll" means the payroll comprised of positions classified by EIX as being in the executive compensation bands.

        "Performance Period" is the three-year period commencing January 1, 2002 and ending December 31, 2004.

        "SCE" means Southern California Edison Company.

        Other capitalized terms are defined in the text below.

        3.    Award Eligibility. To be eligible for an incentive award under this Agreement, TRM must have been employed by EME, EC or another EIX Company for the entire Performance Period. Notwithstanding the foregoing, a partial award may be paid in the discretion of the Board and the Committee if TRM dies or becomes totally disabled during the Performance Period while employed by an EIX Company, or if TRM's employment by an EIX Company is terminated for reasons other than fraud or other misconduct, and he does not then remain as an employee of another EIX Company. If the Board and the Committee elect to make a partial award, the award computation described in Section 6 shall be truncated as deemed appropriate in the discretion of the Board and Committee to determine such award.

        4.    Performance Units. An unfunded Performance Unit account will be established for TRM and such account will be credited on the effective date with 116,454 EIX Performance Units ("Target Award"). To acknowledge and reflect the fact that TRM's position at EME and/or EC may change during the Performance Period, the Target Award shall be subject to adjustment as follows:

  (a)
  for each full month during the Performance Period after July 31,2002, in which TRM serves as CEO or President of EME, and is not on the Executive Payroll of EC, the Target Award will be increased by 809 Performance Units; and

  (b)
  for each full month during the Performance Period in which TRM is not on the Executive Payroll of EME, the Target Award will be reduced by 4,016 Performance Units.

        The number of Performance Units adjusted in accordance with the preceding sentence is referred to herein as the "Adjusted Target Award." Exhibit A contains illustrations of how adjustments would be made in two hypothetical situations.

        5.    Dividend Equivalents. An unfunded dividend equivalents account will be established for TRM. This account will be credited with the amount of dividends that would have been paid on the number of shares of EIX common stock equivalent to TRM's Target Award for each quarter thereafter during the Performance Period in which a dividend is declared on EIX common stock. The Dividend Equivalents will be credited on the ex-dividend date and will accumulate in this account without interest until payment. Dividend equivalents to be paid will be reduced or increased to the amount that would have been accumulated and paid on the Final Performance Award Units determined pursuant to Section 6.

        6.    Award Determination. The final EIX Performance Unit award level will be determined during the first quarter of the year following the end of the Performance Period. With input from the Board, the Committee will review the performance of EME over the Performance Period, guided by the level of achievement of the corporate goals and objectives established from time-to-time by the Board. With input from the Board, the Committee will also consider TRM's individual performance as CEO, President or in other executive capacities at EME during the Performance Period. The Committee and the Board may take into consideration any factors they deem relevant to their evaluation of the performance of EME and TRM. The Adjusted Target Award will then be multiplied by a performance factor to be determined in the discretion of the Committee (as described above) ranging from 0 to 2. The resulting number of EIX Performance Units (the "Final Performance Award Units") will be the basis of TRM's final award payment.

        7.    Approval and Payment. The incentive award and accumulated dividend equivalents will be paid to TRM as soon as practicable, but not later than 60 days following approval by the Committee and Board of the performance factor and the Final Performance Award Units as provided in Section 6. The value to be paid for each Performance Unit will be based on the average of the closing prices of EIX common stock during the last 60 business days of 2004. Payment will be made in cash except to the extent TRM has previously elected to defer payment of some or all of the payment as a special award under the terms of the EIX Executive Deferred Compensation Plan, or to the extent the Committee elects to defer payment of some or all of the award; provided, however, that the Committee may not elect such deferral unless EME then has a Standard & Poor's investment grade credit rating of at least BBB+, or its equivalent Moody's rating, or unless payment of the deferred award is guaranteed by EIX. Awards made will be subject to any income or payroll tax withholding or other deductions as may be required by Federal, State or local law.

        The award payable to TRM under this Agreement shall constitute an unsecured general obligation of EME, and no special fund or trust will be created, nor will any notes or securities be issued with respect to any award. Notwithstanding any other provision in this Agreement, the maximum award payable shall be $4,000,000, adjusted as follows:

        (a)  For each full month during the Performance Period after July 31,2002, in which TRM serves as CEO or President of EME, and is not on the Executive Payroll of EC, the maximum award payable will be increased by $27,778.

        (b)  For each full month during the Performance Period in which TRM is not on the Executive Payroll of EME, the maximum award payable will be reduced by $137,931.

        8.    Effect on Other Plans. Any award under this Agreement will not be considered to be salary or other compensation for the purpose of computing benefits to which TRM may be entitled under any plan or arrangement for the benefit of employees of EIX or any of its affiliates if such plan or arrangement is a plan qualified under Section 401(a) of the Code and is a trust exempt from Federal income tax under Section 501(a) of the Code, including but not limited to the SCE Retirement Plan and the SCE Stock Savings Plus Plan.

        Solely for the purposes of the allocation described in this sentence, one-third of TRM's payment under this Agreement shall be allocated and considered as being the EME portion of the incentive award component used in calculations for purposes of the SCE Executive Retirement Plan, or any other nonqualified executive compensation benefit plan or program of EIX or any of its affiliates in which TRM participates for each year during the Performance Period. If the award is truncated, a proportionate adjustment will be made to the amount recognized by such plans.

        9.    Modifications and Adjustments. In order to ensure the incentive features of this Agreement, avoid distortion in its operation and compensate for or reflect extraordinary changes which may have occurred during the Performance Period, the Board, with the concurrence of the Committee, may make adjustments to the terms and conditions of this Agreement before, during or after the end of the Performance Period to the extent it determines appropriate in its sole discretion.

        If the outstanding shares of EIX common stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of common stock or other securities, through merger, consolidation, sale of all or substantially all of the property of EIX, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of common stock or other securities, an appropriate and proportionate adjustment in the terms of the Agreement shall be made by the Board and the Committee.

        In the event that EME is liquidated; all or substantially all of EME's assets are sold in one or a series of related transactions; or another transaction occurs, the result of which is that EIX no longer directly or indirectly controls more than fifty percent of the combined voting power of the voting securities of EME (or the surviving entity) outstanding immediately after such liquidation, sale or other transaction, a partial award may be paid in the discretion of the Board and the Committee. If the Board and the Committee elect to make a partial award, the award computation described in Section 6 shall be truncated as deemed appropriate in the discretion of the Board and Committee to determine such award.

        10.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of EME and TRM. Notwithstanding the foregoing, any right to receive payment hereunder is hereby expressly declared to be personal, nonassignable and nontransferable, except by will, intestacy, or as otherwise required by law, and in the event of any attempted assignment, alienation or transfer of such rights contrary to the provisions hereof, EME shall have no further liability for payments hereunder.

        11.  Beneficiaries. Any award approved following the death of TRM will be made to TRM's most recently designated beneficiary or beneficiaries under the EIX Equity Compensation Plan. If no beneficiary has been designated by TRM, or if no beneficiary survives TRM, or if a designated beneficiary should die after surviving TRM but before the award has been paid, any award approved will be paid in a lump-sum payment to TRM's estate as soon as practicable.

        12.  Capacity. If any person entitled to payments under this Agreement is incapacitated and unable to use such payments in his or her own best interest, EME may direct that payments (or any portion) be made to that person's legal guardian or conservator, or that person's spouse, as an alternative to the payment to the person unable to use the payments. Court-appointed guardianship or conservatorship may be required by EME before payment is made. EME shall have no obligation to supervise the use of such payments.

        13.  No Right of Employment. Nothing contained herein shall be construed as conferring upon TRM the right to continue in the employ of EME (or any other EIX Company) as an officer or in any other capacity.

        14.  Severability and Controlling Law. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions. This Agreement shall be governed by the laws of the State of California.

        IN WITNESS WHEREOF, TRM and the undersigned duly authorized officer of EME have executed this Agreement on this 23rd day of December 2002, in the City of Irvine, State of California.

THOMAS R. McDANIEL	EDISON MISSION ENERGY
/s/ THOMAS R. MCDANIEL	BY:	/s/ JENENE J. WILSON

EXHIBIT A

TARGET AWARD ADJUSTMENT ILLUSTRATIONS

        The following are illustrations of adjustment calculations pursuant to Sections 4 and 7 (assume referenced employment terminations are at company's request, not for misconduct or fraud).

Hypothetical A:

        TRM continues as EME's CEO through 2004; but he ceases to be CEO of EC on 12-31-03, when his employment by EC also terminates.

Adjustment to EME Target Award
12 months × 809 units =	9,708 units
116,454 units + 9,708 =	126,162 units =	Final EME Performance Award Units
Adjustment to EME Maximum Award Payment
12 months × $27,778 =	$333,336
$4,000,000 + $333,336 =	$4,333,336 =	Maximum EME Award Payment

Hypothetical B:

        TRM remains as EME's CEO until 12-31-03, when his employment at EME ends. TRM continues as CEO of EC through the end of 2004.

Adjustment to EME Target Award
12 months × 4,016 units =	48,192 units
116,454 units - 48,192 units =	68,262 units =	Final EC Performance Award Units
Adjustment to EME Maximum Award Payment
12 months × $137,931 =	$1,655,172
$4,000,000 - $1,655,172 =	$2,344,828 =	Maximum EME Award Payment

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  Exhibit 10.108
PERFORMANCE AND RETENTION INCENTIVE AGREEMENT
RECITALS
AGREEMENT
  EXHIBIT A